UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST EFFECTIVE AMENDMENT No. 1

TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONTINENTAL ALLOY WHEEL CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	N/A	27-4510216
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6770 – Blank Checks	0001511800
(Standard Industrial Classification)	(Central Index Key)

c/o Befumo & Schaeffer, PLLC
1629 K Street, NW, Suite 300
Washington, DC 20006
 (Address of principal executive offices, including zip code)

(202) 973-0186
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

The sole purpose of this amendment is to remove from registration shares of common stock remaining unsold at the termination of an offering by Continental Alloy Wheel Corporation.

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-1, as amended, file number 333-173038 (the “Registration Statement”), originally filed with the Securities and Exchange Commission on March 24, 2011 by Continental Alloy Wheel Corporation (the “Company”).

The Company filed the Registration Statement to register 2,500,000 shares of its common stock, par value $0.001 per share, for sale by the Company in a direct public offering pursuant to Rule 419 of the Securities Exchange Act of 1933. The Commission declared the Registration Statement effective on February 14, 2012. The Company closed the offering of shares pursuant to the Registration Statement on August 7, 2012.  Pursuant to the Registration Statement, the Company sold Two Million Two Hundred Thousand Thousand (2,200,000) shares of common stock to twenty five shareholders, for total subscription proceeds of Twenty Two Thousand Dollars (US $22,000).  The Company has not used any of the subscription proceeds, and 100% of the subscription proceeds remain in Escrow with Underhill Securities Corp. pursuant to the terms of the Registration Statement.

Pursuant to the undertakings of the Registration Statement, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1, the registered shares that were unsold at the termination of the offering pursuant to the Registration Statement.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on this 8th day of August, 2012.

CONTINENTAL ALLOY WHEEL CORPORATION

By: /s/ Andrew J Befumo

Andrew J. Befumo, President, Director, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the  Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Andrew J Befumo	President, Director	August 8, 2012
Principal Executive Officer, Principal Financial Officer,
Principal Accounting Officer

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